Exhibit 10.3

non-employee DIRECTOR COMPENSATION program

(Adopted and approved effective May 4, 2023)

Each member of the Board of Directors (the “Board”) of Cassava Sciences, Inc. (the “Company”), who is not an employee of the Company (each such member, a “Non-employee Director”), will receive the compensation described in this Director Compensation Program (the “Director Compensation Program”) for his or her Board service upon and following the date set forth above (the “Effective Date”), subject to the approval of this Director Compensation Program by the stockholders of the Company at the Company’s 2023 Annual Meeting of Stockholders.

The Director Compensation Program will be effective as of the Effective Date and supersedes all prior arrangements with respect to the subject matter hereof. Stock option grants awarded prior to the Effective Date shall not be affected in any way by this Director Compensation Program.

As set forth in this Director Compensation Program,  each person who is a Non-employee Director on the Effective Date shall be eligible to receive the following compensation:

•	Annual Cash Retainer: $10,000;
•	2023 Initial Stock Option Grant: 20,000 stock options (vesting over 36 months);
•	Annual Stock Option Grant in 2024 and 2025: 10,000 stock options (vesting over 12 months);
•	Additional Committee Grant: 2,500 stock options for service on one standing Board committee or 5,000 options for service on two or more standing Board committees (vesting over 12 months).

Non-employee Directors elected or appointed to the Board after the Effective Date shall be eligible to receive a  stock option grant of 20,000 stock options on the start date of their service to the Company, as set forth below, and shall participate in the Director Compensation Program as described below.

Annual Cash Compensation

Each Non-employee Director will receive $10,000 in cash compensation per twelve (12) months of continuous service on the Board, with each twelve (12) month period measured from the Effective Date for this purpose. The annual cash compensation amount will be payable in arrears, in one payment on the applicable anniversary of the Effective Date.  In the event that  a new Non-employee Director is appointed to the Board or that a Non-employee Director ceases to be a Non-employee Director during such a  twelve (12) month period,  then any amount payable for a partial year of service will be paid pro-rata based on the number of quarters in which the Non-employee Director served as a member of the Board for at least one day during the applicable twelve (12) month period and shall be payable, in the case of a departing Non-employee Director, within thirty (30) days of such Non-employee Director’s separation from service (within the meaning of IRS Code Section 409A).

6801 N Capital of Texas Highway, Building 1; Suite 300, Austin, TX  78731
Phone:  512-501-2444  Fax:  512-614-0414

Equity Compensation

The equity awards contemplated by this Director Compensation Program will be granted under the Company’s 2018 Omnibus Incentive Plan, as amended, or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”) and shall be automatic and nondiscretionary. In the event of any inconsistency between the Plan and this Director Compensation Program, this Director Compensation Program shall control.

Automatic Stock Option Grants.  Automatic stock option grants shall be made to Non-employee Directors as follows:

Initial Grant for all Non-employee Directors in 2023.  Without any further action of the Board, on the Effective Date, each person who is a Non-employee Director on the Effective Date shall be granted a stock option award (“Initial Option Award”) under the Plan covering 20,000 shares of the Company’s Common Stock (as defined in the Plan). Each Initial Option Award shall vest monthly on the monthly anniversary of the date of grant in thirty-six (36) equal monthly installments over the following thirty-six (36) months after the grant date, subject to the applicable Non-employee Director’s continued service as a member of the Board through such vesting date; provided, however, that the final monthly installment shall vest on the day immediately prior to the upcoming annual meeting of the Company’s stockholders (“Annual Meeting”).

Annual Grant for Continuing Non-employee Directors in 2024 and 2025. Without any further action of the Board, at the close of business on the date of each Annual Meeting in 2024 and 2025, each person who is a Non-employee Director on such date shall be granted a stock option award (“Annual Option Award”) under the Plan covering 10,000 shares of the Company’s Common Stock. Each Annual Option Award shall vest monthly in twelve (12) equal installments on the monthly anniversary of the date of grant over the following twelve (12) months after the grant date, subject to the applicable Non-employee Director’s continued service as a member of the Board through such vesting date; provided, however, that the final monthly installment shall vest on the day immediately prior to the upcoming Annual Meeting.

Additional Annual Grant for Non-employee Directors Serving on Standing Committees. Without any further action of the Board, on the Effective Date and at the close of business on the date of each Annual Meeting in 2024 and 2025, each person who is a Non-employee Director and member of a Standing Committee (as defined below) on such date, shall be granted a stock option award (“Committee Option Award”) under the Plan covering 2,500  shares of the Company’s Common Stock if such Non-employee Director serves on one Standing Committee or 5,000 Shares of the Company’s Common Stock if such Non-employee Director serves on two or more Standing Committees. Each Committee Option Award shall vest monthly on the monthly anniversary of the date of grant in twelve (12) equal installments over the following twelve (12) months after the grant date, subject to the applicable Non-employee Director’s continued service as a member of the Board through such vesting date; provided, however, that the final monthly installment shall vest on the day immediately prior to the upcoming Annual Meeting.    For purposes of this Director Compensation Program, a “Standing Committee” shall consist of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. Membership on an ad hoc committee of the Board, regardless of length of time served, shall not constitute membership on a Standing Committee for purposes of this Director Compensation Program.

Initial Grant for New Non-employee Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-employee Director will automatically, upon the effective date of his or her initial election or appointment to be a Non-employee Director, be granted a stock option award (a “New Director Option Award”) covering 20,000 shares of the Company’s Common Stock. Each New Director Option Award shall vest monthly on the monthly anniversary of the date of grant in thirty-six (36) equal monthly installments over the following thirty-six (36) months after the grant date, subject to the applicable Non-employee Director’s continued service as a member of the Board through such vesting date.

Remaining Terms and Conditions.  All options granted under this Director Compensation Program shall be Non-qualified Stock Options (as defined in the Plan) and shall have a term of ten (10) years and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant of the option (or if such date is not a trading day, the Fair Market Value of a share of the Common Stock on the most recent trading day). Each vested option will be exercisable only while the Non-employee Director remains a Non-employee Director of the Company and for a period of three (3) months thereafter (but in no event later than the expiration of the term of such option as set forth in the option grant agreement); provided, however, that, if a Non-employee Director ceases to be a Non-employee Director as a result of the Non-employee Director’s death or Disability (as defined in the Plan), the option will remain exercisable for twelve (12) months following such termination (but in no event later than the expiration of the term of such option as set forth in the option grant agreement). The remaining terms and conditions of each stock option award granted under this Director Compensation Program will be as set forth in the Plan and the Company’s standard form of stock option agreement for Non-employee Directors as in effect from time to time,  and as it may be amended from time to time by the Board.

Amendments

This Director Compensation Policy was adopted by the Board and may be amended or terminated only by a unanimous affirmative vote of all members of the Board,  subject to approval by the stockholders of the Company at any regular Annual Meeting of Stockholders that is convened, noted, and properly held.

Program Term

This Director Compensation Program shall be effective for thirty-six (36) months from the Effective Date.